Exhibit 99.1

              STANDARD PACIFIC CORP. REPORTS RECORD NEW HOME ORDERS
                 FOR 2004 FOURTH QUARTER, UP 15% YEAR-OVER-YEAR

     IRVINE, Calif., Jan. 6 /PRNewswire-FirstCall/ -- Standard Pacific Corp. (NYSE: SPF) announced today preliminary new home orders for the three-month period ended December 31, 2004.

                              Preliminary            Average Number of
                            New Home Orders      Active Selling Communities
                          October - December         October - December
                         -------------------     --------------------------
                          2004        2003          2004            2003
                         -------     -------     ----------      ----------
 Southern California         364         568             27              24
 Northern California         364         313             21              24
                         -------     -------     ----------      ----------
   Total California          728         881             48              48
                         -------     -------     ----------      ----------
 Florida                     738         738             53              43
 Arizona                     613         266             17              16
 Carolinas                   166          93             17              10
 Texas                       157          93             23              18
 Colorado                     84          92             13              13
                         -------     -------     ----------      ----------
 Total Company             2,486       2,163            171             148
                         =======     =======     ==========      ==========

     The increase in new home orders was due primarily to continued strong housing market conditions in our Northern California, Florida and Arizona markets which, combined, accounted for nearly 70% of our orders companywide.

     In Northern California new home orders were up 16% on a 13% decrease in active selling communities and reflected healthy housing market conditions in the Bay area and Sacramento as well as the success of many of the Company's newer projects in well-located, more affordable sub markets.

     In Florida, orders were flat on a 23% higher community count. The lower sales rate per community during the quarter reflected a conscious decision by the Company to reduce the number of new homes for sale due to strong backlog levels and the lingering impact of the severe hurricane season last year on the availability of labor and certain materials. The Company is generally experiencing strong demand for new housing throughout its Florida markets.

     In Arizona, orders were up 130% for the fourth quarter on a 6% higher community count, resulting in a 117% increase on a same store basis. The total for the 2004 fourth quarter includes 82 orders from 5 communities from our new Tucson division, which we acquired in August 2004.

     In Southern California new home orders were down 36% primarily due to slower sales in Orange and San Diego counties, while sales were up in our Inland Empire and Ventura divisions.

     The Company's cancellation rate for the 2004 fourth quarter was 17% compared to 19% for the year earlier period.

     The Company's orders for the 2004 fourth quarter include 71 homes from 6 joint venture communities, compared to 108 homes from 7 joint venture communities in the 2003 fourth quarter.

     Standard Pacific, one of the nation's largest homebuilders, has built homes for more than 70,000 families during its 39-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in some of the strongest housing markets in the country with operations in major metropolitan areas in California, Texas, Arizona, Colorado, Florida and the Carolinas. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Family Lending Services, SPH Mortgage, WRT Financial, Westfield Home Mortgage, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments please visit our website at: www.standardpacifichomes.com.

     This news release contains forward-looking statements. These statements include but are not limited to statements regarding new home orders. Such statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates and interest rates. In addition, orders are typically subject to cancellation and may not result in sales. For a discussion of certain of the risks, uncertainties and other factors affecting the statements contained in this news release, see the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

SOURCE  Standard Pacific Corp.
    -0-                             01/06/2005
    /CONTACT: Andrew H. Parnes, Executive Vice President of Standard Pacific Corp., +1-949-789-1616/
    /Web site:  http://www.standardpacifichomes.com /
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